Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

International Stem Cell Corporation

Oceanside, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2009 relating to the consolidated financial statements of International Stem Cell Corporation which appears on Page F-2 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 which is contained in that Prospectus. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Los Angeles, California

January 26, 2010

Registered with Public Company Accounting Oversight Board

Member of Private Companies Practice Section & Center for Public Company Audit Firms